                                                                    EXHIBIT 11.1


                             UNIVERSAL ACCESS, INC.
                                  EXHIBIT 11.1
           STATEMENT RE: COMPUTATION OF UNAUDITED NET LOSS PER SHARE
                        AND PRO FORMA NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                  From            For the
                                              Inception to      Year ended
                                              December 31,     December 31,
                                                  1997        1998       1999
                                                 -------    -------    --------
Basic and diluted net loss per share:
Net loss....................................     $  (170)   $(1,998)   $(19,653)
Accretion and dividends on redeemable and
 nonredeemable cumulative preferred stock...          --        (28)     (1,187)
Deemed Preferred Stock dividend.............          --         --      (9,020)
                                                 -------    -------    --------
Net loss applicable to common shareholders..        (170)    (2,026)    (29,860)
                                                 =======    =======    ========
Shares attributable to common stock.........      23,799     29,063      31,142
                                                 =======    =======    ========
Basic and diluted net loss per share........     $ (0.01)   $ (0.07)   $  (0.96)
                                                 =======    =======    ========

                                                             For the
                                                           Year ended
                                                           December 31,
                                                     1998                1999
                                                    -------            --------
Pro forma basic and diluted net loss per share:
Net loss..........................................  $(1,998)           $(19,653)
Deemed Preferred Stock dividend...................       --              (9,020)
                                                    -------            --------
Pro forma net loss................................   (1,998)            (28,673)
                                                    =======            ========
Pro forma basic and diluted weighted average
 shares outstanding:

  Shares attributable to common stock.............   29,063              31,142

  Shares attributable to the assumed conversion of
   convertible preferred stock upon closing of the
   IPO............................................    1,006              25,713
                                                    -------            --------
Pro forma basic and diluted weighted average
 shares outstanding...............................   30,069              56,855
                                                    =======            ========
Pro forma basic and diluted loss per share........  $ (0.07)           $  (0.50)
                                                    =======            ========